EXHIBIT 11

                         U S WEST MEDIA GROUP
               Computation of Earnings Per Common Share
               (In Thousands, Except Per Share Amounts)

                                              Three Months Ended
                                                   March 31,
                                              1997          1996
EARNINGS PER COMMON SHARE:                 ---------     ---------

Net income (loss)                          ($109,003)      $2,917
Less preferred dividends                      12,703          854
Net income (loss) available for           ----------     ---------
  common share calculation                 ($121,706)      $2,063
                                          ==========     =========



Weighted average common
  shares outstanding                         606,527      473,003
                                          ==========     =========


Earnings (loss) per common share              ($0.20)    $      -
                                          ==========     =========


EXHIBIT 11

                         U S WEST MEDIA GROUP
               Computation of Earnings Per Common Share
               (In Thousands, Except Per Share Amounts)


                                              Three Months Ended
                                                   March 31,
EARNINGS PER COMMON AND COMMON                1997          1996
  EQUIVALENT SHARE:                        ---------    ----------

Net income (loss)                          ($109,003)      $2,917
Less preferred dividends                      12,703          854
Net income (loss) available for            ---------    ----------
  common share calculation                 ($121,706)      $2,063
                                           =========    ==========



Weighted average common
  shares outstanding                         606,527      473,003

Incremental shares from assumed
  exercise of stock options                    1,268        1,446
                                          ----------    ----------
     Total common shares                     607,795      474,449
                                          ==========    ==========


Earnings (loss) per common and
  common equivalent share                     ($0.20)   $      -
                                          ==========    ==========


EXHIBIT 11

                         U S WEST MEDIA GROUP
               Computation of Earnings Per Common Share
               (In Thousands, Except Per Share Amounts)



                                              Three Months Ended
                                                   March 31,
EARNINGS PER COMMON SHARE -                   1997          1996
  ASSUMING FULL DILUTION: (1)<F1>          ---------    ----------

Net income (loss)                          ($109,003)      $2,917
Less preferred dividends                      12,703          854
Net income (loss) available for            ---------    ----------
  common share calculation                 ($121,706)      $2,063
                                           =========    ==========


Weighted average common
  shares outstanding                         606,527      473,003

Incremental shares from assumed
  exercise of stock options                    1,268        1,459
                                          ----------    ----------
     Total common shares                     607,795      474,462
                                          ==========    ==========

Earnings (loss) per common share -
  assuming full dilution                      ($0.20)   $      -
                                          ==========    ==========


<F1>
(1)  The effects of converting the Liquid Yield Option
     Notes (LYONS) are excluded from the fully diluted earnings per common share calculation due to their anti-dilutive effect.













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